EXHIBIT 99.1

For Immediate Release	Release No. 03-005

INDUSTRIAL DISTRIBUTION GROUP, INC	For Additional Information, Contact:
(NYSE: IDG)	Jack P. Healey
Senior Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404)949-2100
www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP REPORTS THIRD QUARTER RESULTS

ATLANTA, November 4, 2003 – Industrial Distribution Group, Inc. (NYSE: IDG) today reported financial results for the third quarter and nine months ended September 30, 2003.

Third quarter 2003 revenues were $119.2 million compared to $124.0 million for the comparable period in 2002. The company’s net income for the third quarter of 2003 was $631,000 or $0.07 per diluted share compared to net income of $484,000 or $0.05 per diluted share for the comparable period of the prior year.

For the nine months ended September 30, 2003, revenues were $363.3 million compared to $371.3 million for the comparable period of the prior year. The company’s 2003 nine-month net income was $1.4 million or $0.16 per diluted share compared to a net loss of $49.3 million or $5.50 per diluted share for the same period in 2002. The 2002 nine-months’ results reflect the cumulative effect of the mandatory change in accounting principle required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” that was adopted by the company during the first quarter of 2002. Net income for the nine months ended September 30, 2002, before the effect of the change in accounting principle, was $1.1 million or $0.12 per diluted share.

“We achieved another quarter of profitable results, yet there remains much for IDG to accomplish,” said Andrew Shearer, IDG’s president and chief executive officer. “We achieved these earnings in spite of a difficult manufacturing environment for many of our customers. We see this as an opportunity to continue to promote the cost savings benefits of our FPS services to customers and prospects alike,” commented Shearer.

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Total revenues for IDG during the third quarter were down 3.8% over the prior year quarter, in part a result of IDG’s customers continuing to experience the impacts of a weak manufacturing environment. In response, the company has placed additional focus on its mid-market FPS services to ensure that customers recognize IDG’s full range of core offerings. IDG’s internal efforts will focus on leveraging current and new customer relationships to support top line sales growth. Heightened internal activities will include objectives to better define sales expectations and processes, while additional resources will be used to identify new industries and customers that can benefit from IDG’s FPS services.

FPS revenues, including integrated supply, improved 6.6% over the prior year quarter and comprised 55.7% of IDG’s total sales for the third quarter of 2003 compared to 50.3% of IDG’s total sales for the comparable period of 2002. The increase in FPS revenues reflects a mix of new customer FPS sites, which was offset, in part, by decreases in volume from existing customers due to lower production levels in the current environment.

Year-to-date, FPS revenues grew 8.5% compared to the prior year. The decline in year-to-date total revenues was a result of the continuing soft manufacturing environment and greater than expected declines in IDG’s traditional products business. Traditional MROP sales declined 12.2% for the nine months of 2003, as compared to the same period in the prior year.

“FPS continues to be a growth opportunity in our business, yet it is clear we must maintain our focus and presence before customers with both our services offerings and our traditional business,” commented Shearer. “We believe that our actions over the past year, to place greater focus on our FPS services, are beginning to gain the attention we sought. Customers and prospects can continue to look to IDG as a source for value-added FPS solutions and as a committed partner and supplier. We simply need to combine that focus with continued attention to our traditional supply business so that manufacturers will look to IDG as the comprehensive MROP and FPS services provider that can help them gain efficiencies and lower their costs,” noted Shearer.

During the third quarter, IDG continued to manage and optimize its expense and cost structure in response to the business environment. Selling, general and administrative expense reductions, reductions in facility related expenses and continuing productivity efforts enabled the company to lower SG&A expenses by 3.6% compared to the prior year third quarter. In addition, absolute headcount reductions, a result of productivity efforts, reduced headcount by 6.2% over the prior year third quarter.

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IDG continues to effectively manage its working capital in light of its ongoing objective to maintain a strong balance sheet during this slow business environment. Long-term debt showed significant improvement during the third quarter of 2003 compared to the third quarter of the prior year, declining $10.0 million or 24.0% since September 30, 2002 and reflecting a $4.3 million reduction since the end of the second quarter of 2003. In addition, interest expense for the third quarter declined by $344,000. Factors leading to this reduction in interest expense included lower average debt balances, declines in the general level of interest rates and favorable incentive pricing within the company’s bank agreement due to IDG’s improved credit profile.

About IDG

Industrial Distribution Group, Inc. (www.idglink.com) is a nationwide supplier of maintenance, repair, operating and production (“MROP”) products and services. IDG provides an array of value-added services and other arrangements, including Flexible Procurement Solutions™ such as integrated supply, emphasizing the company’s specialized expertise in product application. In addition, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require.

IDG has four divisions organized into regional responsibility areas. IDG serves over 22,000 active customers including General Electric, Ford, Borg-Warner, Boeing, and Black & Decker. The company currently has a presence in 64 of the top 75 industrial markets in the United States.

Flexible Procurement Solutions™

IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

Safe Harbor

In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the company’s Form 10-K for the year ended December 31, 2002 under the caption “Certain Factors Affecting Forward Looking Statements,” which discussion is incorporated herein by reference. In addition, Industrial Distribution Group, Inc. encourages the reader to review various information provided to the SEC on Forms 10-Q and 8-K.

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Results of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Sales	$119,200	$123,950	$363,348	$371,343
Cost of Sales	92,512	96,191	282,433	289,149

Gross Profit	26,688	27,759	80,915	82,194
Selling, General & Administrative Expenses	25,130	26,077	76,579	77,763

Income from Operations	1,558	1,682	4,336	4,431
Interest Expense	492	836	1,851	2,479
Other (Income) Expense	(21)	9	(43)	16

Income before Income Taxes and Cumulative Effect of Accounting Change	1,087	837	2,528	1,936
Provision for Income Taxes	456	353	1,094	869

Income Before Cumulative Effect of Accounting Change	631	484	1,434	1,067
Cumulative Effect of Accounting Change	—	—	—	(50,347)

Net Income (Loss)	$631	$484	$1,434	$(49,280)

Earnings (loss) per common share:
Basic:
Net earnings before cumulative effect of accounting change	$0.07	$0.05	$0.16	$0.12
Cumulative effect of accounting change	—	—	—	(5.72)

Earnings (Loss) per common share	$0.07	$0.05	$0.16	$(5.60)

Diluted:
Net earnings before cumulative effect of accounting change	$0.07	$0.05	$0.16	$0.12
Cumulative effect of accounting change	—	—	—	(5.62)

Earnings (Loss) per common share	$0.07	$0.05	$0.16	$(5.50)

Basic weighted average shares outstanding	8,968,455	8,834,936	8,935,717	8,805,052

Diluted weighted average shares outstanding	9,146,546	9,071,853	9,095,253	8,964,058

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Condensed Balance Sheets
(in thousands)

	September 30, 2003	December 31, 2002

	(unaudited)
ASSETS
Total Current Assets	$126,745	$125,052
Property and Equipment, net	7,613	11,274
Intangible and Other Assets, net	2,492	2,383

TOTAL ASSETS	$136,850	$138,709

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total Current Liabilities	$50,589	$49,813
Long-Term Debt	31,558	35,721
Other Long-Term Liabilities	356	515

Total Liabilities	82,503	86,049
Total Shareholders’ Equity	54,347	52,660

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$136,850	$138,709

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